Exhibit 10.27

MASTER SERVICES AGREEMENT

This Master Services Agreement (hereinafter the “Agreement”) is made and entered into this 3rd day of September, 2013 (the “Effective Date”) by and between Dipexium Pharmaceuticals, an emerging biotechnology organization, having its principal place of business at           , and its affiliates (hereinafter collectively “Dipexium”), and PolyPeptide Laboratories San Diego, having its principal place of business at            (together with its affiliates hereinafter referred to as “PPL-SD”). When signed by both Parties, this Agreement will set forth the terms and conditions under which PPL-SD agrees to provide certain services to DIPEXIUM as set forth herein. DIPEXIUM and PPL-SD are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

Recitals:

1.0.                            DIPEXIUM is in the business of research, developing, manufacturing and/or commercializing pharmaceutical products. PPL-SD is in the business of providing custom peptide development and contract peptide manufacturing services and other services for the pharmaceutical industries.

2.0.                            DIPEXIUM and PPL-SD desire to enter into this Agreement to provide the terms and conditions upon which DIPEXIUM may engage PPL-SD from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Agreement:

1.0                               Scope of the Agreement; Work Orders; Nature of Services

1.1                               Scope of Agreement  As a “master” form of contract, this Agreement allows the Parties to contract for multiple projects regarding manufacture and its related activities of DIPEXIUM’s peptides (the “PEPTIDES”) through the issuance of multiple Work Orders (as discussed in Section 1.2 below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by PPL-SD, and accordingly, this Agreement represents a vehicle by which DIPEXIUM can efficiently contract with PPL-SD and its corporate affiliates for a broad range of services.

1.2                               Work Orders  The specific details of each project under this Agreement (each “Project”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the Parties (each such writing, a “Work Order”). Each Work Order will include, as appropriate and among others, budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter.

1.3                               Nature of Services  The services covered by this Agreement may include synthetic process development, chemical synthesis, analytical method development and analysis of the PEPTIDES, and other services relating to chemistry services requested by DIPEXIUM and agreed to by PPL-SD as set forth in the relevant Work Order (collectively, the “Services”).

1.4                               Test Materials  If the Parties agree, DIPEXIUM will provide PPL-SD with sufficient amounts of all materials including the PEPTIDES or other substances (collectively the “Test Materials”) with which to perform the Project, as well as all such data as may be necessary to apprise PPL-SD of the stability of the Test Materials and proper storage requirements.

DIPEXIUM shall provide PPL-SD with any relevant occupational safety information known by DIPEXIUM, including a Material Safety Data Sheet (MSDS), relating to the Test Materials when available. The MSDS must conform to the requirements of the US Occupational Safety and Health Administration. PPL-SD shall supply a blank MSDS to DIPEXIUM, if requested.

2.0                               Payment of Fees and Expenses

2.1                               DIPEXIUM shall pay PPL-SD for fees, expenses and pass-through costs in accordance with each Work Order. The following shall apply: (a) DIPEXIUM shall reimburse PPL-SD for all reasonable and necessary expenses and pass-through costs incurred in the performance of the Services as far as those expenses and costs are clearly specified in each Work Order; (b) PPL-SD shall invoice DIPEXIUM the mutually agreed amount of milestone of the Project upon achieving such agreed milestone; (c) DIPEXIUM shall pay each invoice within thirty (30) days of receipt or within the time specifically specified in each Work Order; and (d) in no event shall DIPEXIUM be required to pay any amount exceeding that specified in each Work Order unless otherwise agreed by both Parties by Change Order(s) (as specified in Section 4.0 below).

2.2                               If any portion of an invoice is disputed, then DIPEXIUM shall pay the undisputed amounts as set forth in the preceding paragraph and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

2.3                               All payment by DIPEXIUM to PPL-SD under this Agreement shall be made by check or by bank wire transfer with bank name and account number designated by PPL-SD and specified in each invoice.

3.0                               Term

This Agreement shall commence on the Effective Date and shall continue for five (5) years (the “Term”) unless otherwise terminated in accordance with Section 15 or extended by the Parties in writing.

4.0                               Change Orders

Any material change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for the Project or suspension of the Project) may require changes in the budget and/or time lines, and shall require written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, budget, or other matter. The Change Order shall become effective upon the execution of the Change Order by both Parties, and PPL-SD shall be given a reasonable period of time within which to implement the changes. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party, and further agree that either Party shall not unreasonably withhold approval of a Change Order requested by the other.

5.0                               Confidentiality

5.1                               It is understood that during the course of this Agreement, PPL-SD, its affiliates, its or their respective employees may be exposed to Test Materials, data and information which is confidential and proprietary to DIPEXIUM. All such Test Materials, data and information (hereinafter “DIPEXIUM Confidential Information”), written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to PPL-SD, its affiliates, its or their respective employees as a result of the Services under this Agreement shall be considered confidential and the sole property of DIPEXIUM. All information regarding PPL-SD’s pricing and PPL-SD’s Property (as defined in Section 6.0 below), disclosed by PPL-SD to DIPEXIUM in connection with this Agreement is proprietary, confidential information belonging to PPL-SD (the “ PPL-SD Confidential Information”, and together with the DIPEXIUM Confidential Information, the “Confidential Information”). The Confidential Information shall be (a) marked as confidential, provided, however, the failure to do so shall not destroy the confidential nature of the information, whereas identifying such information as confidential shall be conclusive evidence that Parties consider the information to be Confidential Information, (b) otherwise represented by the disclosing Party as being confidential either before or within a reasonable time after its disclosure, or (c) otherwise represented the type of information normally afforded confidential treatment. The Parties further understand that this Agreement itself, the fact of concluding the Agreement and any terms and conditions thereof and any Work Order shall also be considered as the Confidential Information of the Parties.

5.2                               The Confidential Information shall be used by the receiving Party, its affiliates, its or their respective employees only for purposes of performing the receiving Party’s obligations hereunder. Each Party shall keep the Confidential Information in confidence and shall exercise in relation to the Confidential Information of the other Party adequate security measures and degree of care and in any event no Jess than those which it applies to its own confidential information of a similar nature. Each Party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other Party to any third party without the prior written consent of the disclosing Party. These obligations of confidentiality and non-disclosure shall survive the termination or expiration of the applicable Work Order.

5.3                               The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is in the public domain by public use, publication, general knowledge or the like, or after disclosure hereunder becomes general or public knowledge, through no fault of the receiving Party; (b) is in the possession of the receiving Party prior to receipt of said Confidential Information from the disclosing Party, as evidenced by written records; (c) is properly obtained by the receiving Party from a third party for use or disclosure without restriction and without breach of this provisions; or (d) is independently developed by the receiving Party without the benefit of the Confidential Information, as evidenced by written records.

5.4                               The receiving Party shall be entitled to disclose the Confidential Information if it is required by law or by a court of competent jurisdiction or by another appropriate regulatory authority to be disclosed, provided that said Confidential Information disclosed pursuant to law or governmental requirements remain confidential unless it becomes publicly available. In such event, the receiving Party shall notify the disclosing Party of the required disclosure promptly, and if practicable in advance of such disclosure, to enable the disclosing Party to have an opportunity to object to such governmental entity or court of law regarding the required disclosure. The receiving Party shall use all reasonable efforts to obtain confidential treatment of such Confidential Information required to be disclosed.

6.0                               Ownership and Inventions

6.1                               All data and information generated or derived by PPL-SD as the result of the Services performed by PPL-SD under this Agreement shall be and remain the exclusive property of DIPEXIUM and shall be deemed DIPEXIUM Confidential Information for the purpose of Section 5.0 hereabove. Any inventions that may evolve from the data and information described above or specifically as the result of the Services performed by PPL-SD under this Agreement shall belong to DIPEXIUM and PPL-SD agrees to assign its rights in all such inventions and/or related patents to DIPEXIUM. Notwithstanding the foregoing, DIPEXIUM acknowledges that PPL-SD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to synthetic procedures, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by PPL-SD and which relate to its business or operations (collectively “ PPL-SD’s Property”). DIPEXIUM and PPL-SD agree that any of PPL-SD’s Property or improvements thereto which are used, improved, modified or developed by PPL-SD under or during the Term of this Agreement are the sole and exclusive property of PPL-SD, except to the extent that such improvements or modifications include, incorporate or are based on DIPEXIUM Confidential Information.

6.2                               At the completion of the Services by PPL-SD, all materials and all other data owned by DIPEXIUM, regardless of the method of storage or retrieval, shall either be (a) delivered to DIPEXIUM in such form as is currently in the possession of PPL-SD, subject to the payment obligations set forth in Section 2.0 herein, or (b) retained by PPL-SD for DIPEXIUM for a period required by applicable laws, regulations and/or requirements. Alternatively, PPL-SD shall dispose of, at DIPEXIUM’s written request, such materials and all other data pursuant to

DIPEXIUM’s written directions unless such materials are otherwise required to be stored or maintained by PPL-SD as a matter of law or regulation.

6.3                               Upon expiration of such retention period, PPL-SD shall advise the same to DIPEXIUM, and shall comply with DIPEXIUM’s written instruction either (a) to continue retention for DIPEXIUM, (b) to deliver to DIPEXIUM, or (c) to dispose of, those information and data. The costs associated with any of the above options shall be paid by DIPEXIUM. In the event that those materials and all other data are decided to be disposed of, as specified in Sections 6.2 and 6.3, PPL-SD shall provide DIPEXIUM with a certificate of disposal in writing and signed by PPL-SD’s duly authorized representative.

7.0                               Independent Contractor Relationship

For the purposes of this Agreement, the Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither Party shall have the power or right to bind or obligate the other Party, nor shall it hold itself out as having such authority.

8.0                               Regulatory Compliance: Inspections

8.1                               PPL-SD represents and certifies that any Services shall be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. PPL-SD certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. DIPEXIUM represents and certifies that, to the best of its knowledge, no assignments or tasks requested by DIPEXIUM shall violate any applicable law or regulation. PPL-SD shall promptly notify DIPEXIUM if PPL-SD finds any of DIPEXIUM’s assignments or tasks that may become a possible or a threatened violation of any law or regulation and both Parties shall discuss any steps to be taken for achieving such DIPEXIUM’s requested assignments or tasks without violating any law or regulation.

8.2                               If FDA or other governmental or regulatory authority conducts, or gives notice to DIPEXIUM or PPL-SD of its intent to conduct, an inspection at PPL-SD or to take any other regulatory action with respect to any Project or Services provided under this Agreement, DIPEXIUM or PPL-SD will promptly notify DIPEXIUM or PPL-SD (as the case may be), where reasonably practicable, prior to complying with such a demand or request. DIPEXIUM, however, acknowledges that it may not direct the manner which prevents PPL-SD from fulfilling its obligations to permit inspection by governmental entities. PPL-SD agrees that during an inspection by any governmental or regulatory authority concerning any study or Project of DIPEXIUM in which PPL-SD is providing the Services, it shall not disclose information or materials that are not required to be disclosed to such agency without the prior written consent of DIPEXIUM, which consent shall not be unreasonably withheld.

8.3                               During the Term, PPL-SD shall permit DIPEXIUM’s representatives, which are not competitors of PPL-SD, to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance written notice, during regular business hours, to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. Unless the costs of governmental or DIPEXIUM audits and investigations are specifically included in the budget for a particular Work Order, DIPEXIUM shall reimburse PPL-SD for PPL-SD’s reasonable expenses associated with such audits and investigations.

9.0                               Conflict of Agreements

PPL-SD represents to DIPEXIUM that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the Term, PPL-SD agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement and any Work Order.

10.0                        Publication

It is acknowledged and agreed by PPL-SD that publication of Project results in whole or in part shall be within the sole and absolute discretion of DIPEXIUM, and that PPL-SD or its affiliates shall not publish or refer to any Project results, in whole or in part, without the prior express written consent of DIPEXIUM. Neither Party will use the other Party’s name in connection with any publication or promotion without the other Party’s prior written consent which shall not be unreasonably withheld or delayed.

11.0                        Warranty of PPL-SD

11.1                        PPL-SD shall render the Services under this Agreement and any Work Order in accordance with applicable professional standards and shall make all reasonable efforts to produce a consistently high level of accuracy and expertise. Furthermore, the personnel of PPL-SD and/or its affiliates assigned to perform the Services under this Agreement and any Work Order shall have the skills necessary to reasonably and efficiently perform such Services. In carrying out its responsibilities under this Agreement and any Work Order, PPL-SD agrees that the Services will be conducted in compliance with any applicable protocol and written specifications and in accordance with all applicable laws, rules and regulations.

11.2                        Furthermore, PPL-SD understands the importance to DIPEXIUM that any Project proceeds in accordance with the time schedule agreed to by both Parties and specified in any Work Order, and PPL-SD warrants that it shall make all reasonable efforts not to delay the progress of any Project. In this regard, if PPL-SD finds, during the Term or the course of its activities under the Work Order, that any Project is, or may be, delayed, then PPL-SD shall promptly notify DIPEXIUM of any such delay or threatened delay, and PPL-SD and DIPEXIUM shall discuss what steps should be taken as they reasonably deem appropriate to remedy such delay or threatened delay.

12.0                        Limitation of Liability

12.1                        NEITHER PPL-SD, NOR ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE, AND TORT LIABILITY), FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE, OR LOSS OF REVENUE OR PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY WORK ORDER, OR THE SERVICES PERFORMED BY PPL-SD HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE TO PPL-SD.

12.2                        IN ADDITION, IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY, BUT EXCLUDING INDEMNIFICATION UNDER SECTION 13.0) OF PPL-SD AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS UNDER THIS AGREEMENT OR ANY WORK ORDER HEREUNDER EXCEED THE AMOUNT OF FEES ACTUALLY RECEIVED BY PPL-SD FROM DIPEXIUM FOR THE ASSIGNMENT OR TASK FROM WHICH SUCH LIABILITY AROSE. IN THE EVENT OF A MATERIAL ERROR BY PPL-SD IN THE PERFORMANCE OF THE SERVICES WHICH RENDERS THE PROJECT INVALID, PPL-SD’s SOLE OBLIGATION TO DIPEXIUM SHALL BE FOR PPL-SD TO EITHER (A) REPEAT THE SERVICES AT PPL-SD’S OWN COST, OR (B) REFUND TO DIPEXIUM THE FEES RECEIVED BY PPL-SD FOR THE PROJECT RENDERED INVALID.

12.3                        The limitations of liability provided for under Sections 12.1 and 12.2 above shall not apply in relation to any liability or right for indemnification under Section 13.0 herebelow.

13.0                        Indemnification

13.1                        DIPEXIUM shall indemnify, defend and hold harmless PPL-SD and its affiliates, and its and their directors, officers, employees and agents (each, a “PPL-SD Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “PPL-SD Losses”) resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or Services contemplated herein (including, without limitation, any PPL-SD Losses arising from or in connection with (i) any study, test, device, product or potential product to which this Agreement or any Work Order relates and any personal injury claims arising therefrom, (ii) PPL-SD’s performance of Services in compliance with all terms and conditions of this Agreement and Work Order, (iii) the harmful or otherwise unsafe effect of the Test Materials, (iv) DIPEXIUM’s use of the study or its use or marketing of any substance tested by PPL-SD, or (v) the negligence or intentional misconduct of DIPEXIUM), except to the extent such PPL-SD Losses are determined to have resulted from the negligence or misconduct of a PPL-SD Indemnified Party.

13.2                        PPL-SD shall indemnify, defend and hold harmless DIPEXIUM and its affiliates, and its and their directors, officers, employees and agents (each, an “DIPEXIUM Indemnified

Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “DIPEXIUM Losses”) resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with (i) PPL-SD’s breach of its obligations under this Agreement or (ii) the Services contemplated herein to the extent such DIPEXIUM Losses are determined to have resulted from the negligence or misconduct of a PPLSD Indemnified Party, except to the extent such DIPEXIUM Losses are determined to have resulted from the negligence or misconduct of an DIPEXIUM Indemnified Party.

14.0        Indemnification Procedure

A Party seeking indemnification under this Section 14.0 (“Indemnitee”) shall give prompt notice to the other Party (“Indemnitor”) of any such claim or lawsuit (including a copy thereof) served upon it, and shall fully cooperate with Indemnitor and its legal representatives in the investigation of any matter the subject of indemnification. It shall be conditional for indemnification that Indemnitor shall have the right to assume the defense thereof with its counsel. Indemnitor may not settle any claim, liability, or action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of Indemnitee without the express written consent of Indemnitee, which consent shall not unreasonably be withheld.

15.0        Termination: Cancellation

15.1        This Agreement may be terminated by DIPEXIUM without cause at any time during the Term on sixty (60) days prior written notice to PPL-SD.

15.2        DIPEXIUM may terminate this Agreement and any Work Order, immediately upon giving written notice to PPL-SD, for serious adverse events caused by the PEPTIDES administered to clinical subjects.

15.3        Either Party may terminate this Agreement or any Work Order for material breach of the other Party upon thirty (30) days’ written notice specifying the nature of the breach, if such breach remains uncured at the end of such thirty (30) day period.

15.4        In case of termination of this Agreement or any Work Order after the completion of certain Work Order and before the commencement of any activities by PPL-SD for a subsequent Work Order, then DIPEXIUM shall not be required to make any payment to PPL-SD for such subsequent Work Order.

In the event this Agreement or a particular Work Order is terminated by DIPEXIUM in accordance with Section 15.1 above before a certain milestone under such terminated Work Order is achieved, DIPEXIUM shall pay PPL-SD any fees and expenses incurred by PPL-SD for actual work performed toward achieving that milestone up to the date of termination and those fees and expenses for achieved milestone.

However, it is agreed by PPL-SD that, if such non-achievement of any milestone is caused by negligence, misconduct, or breach by PPL-SD or its affiliates, DIPEXIUM shall be required to pay PPL-SD’s fees and expenses for achieved milestone only and not be required to pay any fees and expenses for such non-achieved milestone.

15.5        Upon receipt of a termination notice from DIPEXIUM, PPL-SD shall cease performing any work not necessary for the orderly close out of the affected Project or for the fulfillment of regulatory requirements. DIPEXIUM shall pay for all actual costs incurred for PPL-SD to complete activities associated with the termination and close out of affected Project, including the fulfillment of any regulatory requirements.

15.6        Upon the termination of this Agreement or any Work Order, PPL-SD shall deliver to DIPEXIUM all data and materials, including but not limited to, DIPEXIUM Confidential Information provided by DIPEXIUM to PPL-SD for the conduct of the Services under the impacted Project or any reference standards used by PPL-SD to manufacture product supply on behalf of Dipexium. All statistical data, all statistical reports, all data entries and any other documentation produced as the result of the Services performed by PPL-SD under the impacted Project shall be delivered to DIPEXIUM upon payment to PPL-SD for all Services having been completed in accordance with the applicable Work Order. PPL-SD reserves the right to retain one copy of all materials provided to DIPEXIUM as the result of the Services performed by PPL-SD under the impacted Project for a period as determined by applicable law, which will remain subject to the confidentiality provisions herein, to be used only if a dispute arises regarding the Services performed by PPL-SD hereunder.

16.0        Relationship with Affiliates

DIPEXIUM agrees that PPL-SD may use services of its corporate affiliates to fulfill PPL-SD’s obligations under this Agreement and any Work Order subject to DIPEXIUM’s prior written content. Such affiliates of PPL-SD shall abide by all of the terms and conditions applicable to PPL-SD under this Agreement or any Work Order, and entitled to all rights and protections afforded PPL-SD under this Agreement and any Work Order. The term “affiliate” shall mean all entities controlling, controlled by or under common control with DIPEXIUM or PPL-SD, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the policies and direction of any entity. Both Parties agree that PPL-SD and DIPEXIUM shall assume responsibility for any services or performance done by the Parties’ respective affiliates.

17.0        Cooperation

All data and information in DIPEXIUM’s possession or control necessary for PPL-SD to conduct the Services will be forwarded by DIPEXIUM to PPL-SD. PPL-SD shall not be liable to DIPEXIUM nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from DIPEXIUM’s failure to timely provide documents, materials or information or to otherwise cooperate with PPL-SD in order for PPL-SD to timely and properly perform its obligations. If DIPEXIUM, for reasons other than a breach by PPL-SD or for reasons other than those out of DIPEXIUM’s control, materially delays an agreed starting date for the Services or suspends performance for a material length of time, then PPL-SD reserves the right to reallocate resources or personnel originally allocated to the performance of the Services. Both Parties agree to cooperate with one another in connection with all matters related directly or indirectly to the services to be performed pursuant to this Agreement and during the term of this Agreement.

18.0        Force Majeure

In the event either Party is delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, acts of terrorism, inclement weather or other similar reason or cause beyond that Party’s control, then performance of such act (except for the payment of money owed to the other prior to the occurrence of such delay or hindrance due to the above events) shall be excused for the period of such delay.

19.0        Notices

Any notice required or permitted to be given hereunder by either Party shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or seven (7) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid, or the next day if sent by facsimile transmission (confirmed by registered or certified mail above) to the following addresses:

If to PPL-SD:.	PolyPeptide Laboratories San Diego
Address:
Attn: Robert Hagopian

If to DIPEXIUM:.	Dipexium Pharmaceuticals
Address
Attention: David Luci

20.          Insurance

Each Party shall maintain, for the Term, insurance in an amount that it reasonably believes will be adequate to cover its obligations hereunder.

21.0        Assignment

DIPEXIUM may assign any of its rights or obligations under this Agreement to any third party without consent of PPL-SD. PPL-SD may not assign any of its rights or obligations under this Agreement to any third party without the express, written consent of DIPEXIUM; provided, however, that PPL-SD may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, acquisition or consolidation or change in control or similar transaction. Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement and any Work Order.

22.0        Choice of Law and Enforceability

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the state of Delaware, exclusive of its conflicts of laws provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the Parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by Jaw, and that the remaining provisions shall not in any way be affected or impaired thereby.

23.0        Survival

The rights and obligations of DIPEXIUM and PPL-SD (including, but not limited to, rights with respect to inventions, confidentiality, indemnification and limit of liability) created or arising by virtue of the Agreement or by virtue of Work Orders entered into before the date of termination or expiration shall survive the expiration or termination of this Agreement or any Work Order.

24.0        Entire Agreement and Modification

This Agreement and each Work Order contain the entire understandings of the Parties with respect to the subject matter herein, and supersede all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the Parties.

25.0        Arbitration

In the event any dispute arises out of, in connection with or relating to this Agreement, both Parties shall endeavor, in good faith, to settle such dispute amicably between themselves. In the event the Parties fail to agree, the Parties will agree to explore resolution of such dispute by arbitration. Any arbitration hereunder shall be conducted under the arbitration rules of Conciliation and Arbitration of International Chamber of Commerce, then in force. Such arbitration shall take place in the place where a defendant Party resides. It is further agreed by both Parties that the arbitration award shall be binding on both Parties and that judgment on the award may be entered by any competent court having jurisdiction thereover.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties through their duly authorized officers on the Effective Date.

PolyPeptide Laboratories San Diego		Dipexium Pharmaceuticals

By:	/s/ Robert Hagopian	By:	/s/ David Luci
Name: Robert Hagopian		Name: David Luci
Title: Director, Business Development		Title: Managing Partner